    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS RECORD FOURTH QUARTER
Robust growth and continued momentum into 2022 supported by strong execution

Fourth Quarter 2021 Highlights

•Record net sales of $1.2 billion in the fourth quarter, up 55% year-over-year
•Record net income of $82.3 million, or $3.22 per diluted share, in the fourth quarter, up $33.6 million, or 69%, year-over-year
•Adjusted EBITDA of $146.3 million, up $58.2 million, or 66%, year-over-year
•North American RV OEM net sales grew to $689.4 million in the fourth quarter, up 71% year-over-year, driven by record wholesale and retail demand for the quarter
•Adjacent Industries OEM net sales grew to $288.0 million in the fourth quarter, up 52% year-over-year
•Aftermarket Segment net sales grew to $197.0 million in the fourth quarter, up 25% year-over-year
•Net sales from acquisitions in 2020 and 2021 contributed a combined $97 million in the fourth quarter
•Content per travel trailer and fifth-wheel RV for the twelve months ended December 31, 2021, increased 24% year-over-year to a record $4,198
•Quarterly dividend of $0.90 per share, totaling $22.7 million in the fourth quarter
•Amended our credit agreement to increase borrowing capacity and extend the term to December 2026

Full Year 2021 Highlights

•Record net sales of $4.5 billion, up 60% year-over-year
•Record net income of $287.7 million, or $11.32 per diluted share, up $129.3 million, or 82%, year-over-year
•Adjusted EBITDA of $511.7 million, up $183.5 million, or 56%, year-over-year
•Completed six strategic acquisitions for a combined cash purchase price of $194.1 million
•Returned $87.2 million to shareholders through payment of dividends

Elkhart, Indiana - February 10, 2022 - LCI Industries (NYSE: LCII) which, through its wholly-owned subsidiary, Lippert Components, Inc. ("Lippert"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation product markets, and the related aftermarkets of those industries, today reported fourth quarter and full year 2021 results.

"Despite significant challenges faced, specifically involving labor, freight, and supply chains, our teams came through to deliver a record achievement of $4.5 billion in revenues in 2021. This performance is the direct result of the dedication of our team members who worked tirelessly to overcome these headwinds by leveraging our automation and continuous improvement initiatives. In addition, our teams volunteered for a combined 100,000 hours throughout the year, an incredible stride in our commitment to supporting our communities," commented Jason Lippert, LCI Industries' President and Chief Executive Officer. "Our culture continues to be a cornerstone of our success, as we live and breathe innovation in all areas of the business and continue to challenge our teams to meet heightened demand levels. Organic growth was up significantly this year, and, at the same time, we further laid the groundwork for long-term growth through six strategic acquisitions which expanded our competitive footprint in new, growing markets while adding a wide range of innovative offerings."

"Tailwinds which have supported our incredible growth remain strong, as hundreds of thousands of new customers over the last few years entered the outdoor lifestyle, seeing it as a convenient, affordable, and safe alternative to air travel and hotel lodging. We pride ourselves on providing a high level of support for both new and existing customers, and have gained significant traction through our customer experience initiatives, including the Lippert Scouts, the Ambassador Program, the Campground Project, and the Lippert Getaway rally, along with several product giveaways. These efforts are proving effective in helping us get closer to our customers, while also driving product and service improvements, furthering our reputation as a leader for customer care and experience in our industry," Lippert continued. "I would like to thank all of our Lippert team members for their hard work in propelling our business forward and am excited for the growth opportunities that lay ahead as we deliver value to our customers and shareholders in 2022."

"I also want to thank our teams for their role in driving incredible progress for Lippert throughout 2021. We look forward to leveraging our operational strength and culture of innovation to facilitate Lippert's strong performance well into the future," commented Ryan Smith, Group President - North America.

Fourth Quarter 2021 Results

Consolidated net sales for the fourth quarter of 2021 were $1.2 billion, an increase of 55 percent from 2020 fourth quarter net sales of $783.0 million. Net income in the fourth quarter of 2021 was $82.3 million, or $3.22 per diluted share, compared to net income of $48.7 million, or $1.92 per diluted share, in the fourth quarter of 2020. Adjusted EBITDA in the fourth quarter of 2021 was $146.3 million, compared to adjusted EBITDA of $88.1 million in the fourth quarter of 2020. Additional information regarding adjusted EBITDA, as well as a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The increase in year-over-year net sales for the fourth quarter of 2021 was primarily driven by record RV retail demand and strong Aftermarket sales growth. Net sales from acquisitions completed in 2020 and 2021 contributed approximately $97 million in the fourth quarter of 2021.

The Company's average product content per travel trailer and fifth-wheel RV for the twelve months ended December 31, 2021, increased $808 to $4,198, compared to $3,390 for the twelve months ended December 31, 2020. The content increase in towables was a result of organic growth, including pricing and new product introductions.

Full Year 2021 Results

Consolidated net sales for the full year 2021 were $4.5 billion, an increase of 60 percent from full year 2020 net sales of $2.8 billion. Net income for the full year 2021 was $287.7 million, or $11.32 per diluted share, compared to net income of $158.4 million, or $6.27 per diluted share, for the full year 2020. Adjusted EBITDA for the year ended December 31, 2021 was $511.7 million, compared to adjusted EBITDA of $328.2 million for the year ended December 31, 2020. Additional information regarding adjusted EBITDA, as well as reconciliations of this non-GAAP financial measure to the most directly comparable GAAP financial measure, is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The increase in year-over-year net sales for the full year 2021 was primarily driven by record RV retail demand, the impact of acquisitions, and organic growth in the Company's aftermarket segment. Net sales from acquisitions completed in 2020 and 2021 contributed approximately $270 million in 2021.

January 2022 Results

January 2022 consolidated net sales were approximately $526 million, up 71 percent from January 2021, as production increased significantly to meet elevated RV and marine retail demand.

Income Taxes

The Company's effective tax rate was 24.7 percent and 24.1 percent for the year and quarter ended December 31, 2021, respectively, compared to 24.4 percent and 20.0 percent for the year and quarter ended

December 31, 2020, respectively. The effective rate was favorably impacted during the fourth quarter of 2021 due to discrete adjustments, which resulted in an increase to diluted earnings per share of $0.09.

Balance Sheet and Other Items

At December 31, 2021, the Company's cash and cash equivalents balance was $62.9 million, up from $51.8 million at December 31, 2020. The Company used $194.1 million for acquisitions, $98.5 million for capital expenditures, and $87.2 million for dividend payments to shareholders in the twelve months ended December 31, 2021. Cash flows from operations were impacted by strategic investments in inventory to support record demand and mitigate future supply chain disruptions.
The Company's outstanding long-term indebtedness, including current maturities, was $1.3 billion at December 31, 2021, and the Company remained in compliance with its debt covenants. The Company believes that its current liquidity is adequate to meet operating needs for the foreseeable future. In December 2021, the Company entered into an Amendment No. 4 of the Amended Credit Agreement to, among other things, (i) extend the maturity date of the facility to December 7, 2026, (ii) provide for a new term loan to the Company in an aggregate principal amount of $400.0 million, which the Company used to prepay in full the then outstanding term loan, repay approximately $100.0 million of the outstanding balance under the revolving credit facility and fund operations, and (iii) increase the accordion feature from $300.0 million to $400.0 million.

Conference Call & Webcast

LCI Industries will host a conference call to discuss its fourth quarter and full-year results on Thursday, February 10, 2022, at 8:30 a.m. Eastern time, which may be accessed by dialing (877) 668-4883 for participants in the U.S./Canada or (825) 312-2360 for participants outside the U.S./Canada using the required conference ID 1474879. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (800) 585-8367 for participants in the U.S./Canada or (416) 621-4642 for participants outside the U.S./Canada and referencing access code 1474879. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

About LCI Industries

LCI Industries, through its wholly-owned subsidiary, Lippert, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting primarily of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers. Lippert's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; appliances; air conditioners; televisions and sound systems; and other accessories. Additional information about Lippert and its products can be found at www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as

amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, retail and wholesale demand, integration of acquisitions, R&D investments, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of COVID-19, or other future pandemics, on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

###

LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
(In thousands, except per share amounts)

Net sales	$1,213,410	$783,002	$4,472,697	$2,796,166
Cost of sales	921,344	585,698	3,429,662	2,090,076
Gross profit	292,066	197,304	1,043,035	706,090
Selling, general and administrative expenses	178,093	133,851	644,625	483,156
Operating profit	113,973	63,453	398,410	222,934
Interest expense, net	5,522	2,610	16,366	13,453
Income before income taxes	108,451	60,843	382,044	209,481
Provision for income taxes	26,122	12,150	94,305	51,041
Net income	$82,329	$48,693	$287,739	$158,440

Net income per common share:
Basic	$3.26	$1.93	$11.39	$6.30
Diluted	$3.22	$1.92	$11.32	$6.27

Weighted average common shares outstanding:
Basic	25,289	25,166	25,257	25,134
Diluted	25,598	25,363	25,427	25,255

Depreciation	$17,707	$15,205	$64,755	$60,107
Amortization	$14,401	$9,409	$47,565	$37,873
Capital expenditures	$24,662	$28,683	$98,534	$57,346

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$662,553	$384,891	$2,295,612	$1,321,567
Motorhomes	65,890	50,855	258,995	158,096
Adjacent Industries OEMs	287,984	189,942	1,089,005	688,248
Total OEM Segment net sales	1,016,427	625,688	3,643,612	2,167,911
Aftermarket Segment:
Total Aftermarket Segment net sales	196,983	157,314	829,085	628,255
Total net sales	$1,213,410	$783,002	$4,472,697	$2,796,166

Operating profit:
OEM Segment	$97,919	$45,607	$304,676	$156,092
Aftermarket Segment (1)	16,054	17,846	93,734	66,842
Total operating profit	$113,973	$63,453	$398,410	$222,934

Depreciation and amortization:
OEM Segment depreciation	$13,789	$12,303	$50,843	$47,763
Aftermarket Segment depreciation	3,918	2,902	13,912	12,344
Total depreciation	$17,707	$15,205	$64,755	$60,107

OEM Segment amortization	$10,003	$6,654	$32,880	$26,325
Aftermarket Segment amortization	4,398	2,755	14,685	11,548
Total amortization	$14,401	$9,409	$47,565	$37,873

(1) Full year 2021 results include a non-cash charge for inventory fair value step-up of $0.8 million for the first nine months of 2021 related to Ranch Hand purchase accounting. Full year 2020 results include a non-cash charge for inventory fair value step-up of $7.3 million incurred in the first nine months of 2020 related to CURT purchase accounting.

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	December 31,	December 31,
	2021	2020
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$62,896	$51,821
Accounts receivable, net of allowances of $6,446 and $5,642 at December 31, 2021 and 2020, respectively	319,782	268,625
Inventories, net	1,095,907	493,899
Prepaid expenses and other current assets	88,300	55,456
Total current assets	1,566,885	869,801
Fixed assets, net	426,455	387,218
Goodwill	543,180	454,728
Other intangible assets, net	519,957	420,885
Operating lease right-of-use assets	164,618	104,179
Other assets	66,999	61,220
Total assets	$3,288,094	$2,298,031

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term indebtedness	$71,003	$17,831
Accounts payable, trade	282,183	184,931
Current portion of operating lease obligations	30,592	25,432
Accrued expenses and other current liabilities	243,438	188,200
Total current liabilities	627,216	416,394
Long-term indebtedness	1,231,959	720,418
Operating lease obligations	143,436	82,707
Deferred taxes	43,184	53,833
Other long-term liabilities	149,424	116,353
Total liabilities	2,195,219	1,389,705
Total stockholders' equity	1,092,875	908,326
Total liabilities and stockholders' equity	$3,288,094	$2,298,031

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Twelve Months Ended December 31,
	2021	2020
(In thousands)
Cash flows from operating activities:
Net income	$287,739	$158,440
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	112,320	97,980
Stock-based compensation expense	27,161	18,502
Deferred taxes	(3,279)	(1,504)
Other non-cash items	7,456	2,229
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(58,843)	(45,028)
Inventories, net	(516,692)	(86,898)
Prepaid expenses and other assets	(13,306)	(29,158)
Accounts payable, trade	68,879	67,679
Accrued expenses and other liabilities	(23,008)	49,158
Net cash flows (used in) provided by operating activities	(111,573)	231,400
Cash flows from investing activities:
Capital expenditures	(98,534)	(57,346)
Acquisitions of businesses, net of cash acquired	(194,107)	(182,130)
Other investing activities	11,423	7,175
Net cash flows used in investing activities	(281,218)	(232,301)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(8,324)	(4,853)
Proceeds from revolving credit facility	1,303,193	543,991
Repayments under revolving credit facility	(1,281,147)	(430,390)
Proceeds from term loan borrowings	124,199	—
Repayments under term loan and other borrowings	(21,457)	(22,444)
Proceeds from issuance of convertible notes	460,000	—
Purchases of convertible note hedge contracts	(100,142)	—
Proceeds from issuance of warrants concurrent with note hedge contracts	48,484	—
Payment of debt issuance costs	(12,214)	—
Payment of dividends	(87,171)	(70,401)
Payment of contingent consideration and holdbacks related to acquisitions	(22,830)	(1,633)
Other financing activities	1,972	(222)
Net cash flows provided by financing activities	404,563	14,048
Effect of exchange rate changes on cash and cash equivalents	(697)	3,315
Net increase in cash and cash equivalents	11,075	16,462
Cash and cash equivalents at beginning of period	51,821	35,359
Cash and cash equivalents cash at end of period	$62,896	$51,821

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2021		2020	2021		2020
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	130.2		115.2	531.2		380.0
Motorhome RVs	13.8		12.4	56.2		40.7
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	74.7	(2)	89.4	500.2	(2)	456.1
Impact on dealer inventories	55.5	(2)	25.8	31.0	(2)	(76.1)
Motorhome RVs	10.3	(2)	11.9	53.5	(2)	53.1

				Twelve Months Ended
				December 31,
				2021		2020
Lippert Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV				$4,198		$3,390
Motorhome RV				$2,856		$2,479

				December 31,
				2021		2020
Balance Sheet Data (debt availability in millions):
Remaining availability under the debt facilities (3)				$318.3		$352.2
Days sales in accounts receivable, based on last twelve months				30.6		31.6
Inventory turns, based on last twelve months				5.0		5.7

				2022
Estimated Full Year Data:
Capital expenditures				$130 - $150 million
Depreciation and amortization				$140 - $150 million
Stock-based compensation expense				$25 - $30 million
Annual tax rate				24% - 26%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) December 2021 retail sales data for RVs has not been published yet, therefore 2021 retail data for RVs includes an estimate for December 2021 retail units. Retail sales data will likely be revised upwards in future months as various states report.
(3) Remaining availability under the debt facilities is subject to covenant restrictions and, in the case of $150 million of such availability, the lender's discretion.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
(In thousands)
Net income	$82,329	$48,693	$287,739	$158,440
Interest expense, net	5,522	2,610	16,366	13,453
Provision for income taxes	26,122	12,150	94,305	51,041
Depreciation expense	17,707	15,205	64,755	60,107
Amortization expense	14,401	9,409	47,565	37,873
EBITDA	146,081	88,067	510,730	320,914
Non-cash charge for inventory fair value step-up	203	—	993	7,286
Adjusted EBITDA	$146,284	$88,067	$511,723	$328,200
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measure of adjusted EBITDA to illustrate and improve comparability of its results from period to period. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation and amortization expense, and other adjustments made in order to present comparable results from period to period, which consisted of the inventory fair value step-up from the acquisitions of Schaudt, Ranch Hand and CURT during the three and twelve month periods ended December 31, 2021 and 2020, respectively. The Company considers this non-GAAP measure in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measure is not in accordance with, nor is it a substitute for, GAAP measures, and it may not be comparable to similarly titled measures used by other companies.